EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky For Immediate Release April 23, 2007 Contact: Don Jennings, President, or Clay Hulette, Vice President
(502) 223-1638
216 West Main Street
P.O. Box 535
Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

          Kentucky First Federal Bancorp (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $211,000, or $0.02 per share, for the three months ended March 31, 2007, compared to $324,000, or $0.04 per share, for the three months ended March 31, 2006, a decrease of $113,000 or 34.9% period to period.  Net earnings for the nine months ended March 31, 2007, were $649,000, or $0.08 per share, compared to $1.3 million or $0.15 per share for the nine months ended March 31, 2006.

          The decrease in net earnings for the quarter ended March 31, 2007 was primarily attributable to a reduction in net interest income.  Net interest income decreased $278,000, or 17.3%, from $1.6 million for the 2006 quarterly period to $1.3 million for the recently ended quarter, as a result of higher interest expense.  Interest expense increased $352,000, or 22.4%, from $1.6 million to $1.9 million for the quarters ended March 31, 2006 and 2007, respectively.  Interest expense was adversely impacted by relatively high short-term interest rates, by increasing the rates at which both deposit accounts and short-term Federal Home Loan Bank advances reprice.

          Since June 30, 2006, assets have increased $5.3 million, or 2.0%, to $267.2 million.  This increase was attributed primarily to an increase in loans receivable of $9.0 million, or 5.8%, which totaled $164.4 million at March 31, 2007.

          At March 31, 2007, the Company reported its book value per share as $7.85.

          This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

          Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At March 31, 2007, the Company had approximately 8,347,000 shares outstanding of which approximately 56.6% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Statements of Financial Condition

	March 31, 2007	June 30, 2006

	(In thousands, except share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$1,768	$2,294
Investment Securities	73,699	77,419
Loans Receivable, net	164,388	155,386
Other Assets	27,338	26,842

Total Assets	$267,193	$261,941

Liabilities
Deposits	$139,099	$141,238
FHLB Advances	63,610	54,849
Other Liabilities	2,155	1,973

Total Liabilities	204,864	198,060
Shareholders’ Equity	62,329	63,881

Total Liabilities and Equity	$267,193	$261,941

Book Value Per Share	$7.85	$7.91

Condensed Consolidated Statements of Earnings
(In thousands, except share data)

	Nine months ended March 31,		Three months ended March 31,

	2007	2006	2007	2006

	(Unaudited)		(Unaudited)
Interest Income	$9,659	$9,571	$3,251	$3,177
Interest Expense	5,578	4,605	1,926	1,574

Net Interest Income	4,081	4,966	1,325	1,603
Provision for Losses on Loans	—	32	—	8
Other Operating Income	134	186	51	64
General, Administrative, and Other Expense	3,262	3,286	1,067	1,200

Earnings Before Federal Income Taxes	953	1,834	309	459
Federal Income Taxes	304	570	98	135

Net Earnings	$649	$1,264	$211	$324

Basic Earnings Per Share	$0.08	$0.15	$0.02	$0.04
Diluted Earnings Per Share	$0.08	$0.15	$0.02	$0.04
Dividends Per Share	$0.30	$0.30	$0.10	$0.10
Weighted average outstanding shares:
Basic	8,021,626	8,226,468	7,985,234	8,167,163

Diluted	8,021,626	8,240,134	7,985,234	8,189,140